Exhibit 10.6.1

Execution Copy

SSA – GLAIC(GELAAC)/UFLIC

SECOND AMENDMENT TO COINSURANCE AGREEMENT

THIS SECOND AMENDMENT TO COINSURANCE AGREEMENT, dated as of December 17, 2008 (this “Amendment”) is made by and between GENWORTH LIFE AND ANNUITY INSURANCE COMPANY (formerly GE LIFE AND ANNUITY ASSURANCE COMPANY), an insurance company organized under the laws of the Commonwealth of Virginia (“Company”), and UNION FIDELITY LIFE INSURANCE COMPANY, an insurance company organized under the laws of the State of Illinois (“Reinsurer”).

RECITALS

WHEREAS, Company and Reinsurer entered into a Coinsurance Agreement with respect to the Company’s structured settlement annuity business dated as of April 15, 2004 (the “Agreement”); and

WHEREAS, Company and Reinsurer desire to amend, in the manner set forth in this Amendment, the provisions of the Agreement;

NOW, THEREFORE, for and in consideration of the premises and the covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

AMENDMENTS

1.	Definitions. Unless otherwise defined herein, capitalized terms used herein shall have the same meaning given to them in the Agreement, as amended hereby.

2.	Effective Date of Amendment. This Amendment shall be effective as of January 1, 2008 (the “Effective Date”) as to all rights and obligations of the parties affected thereby accruing under the Agreement.

3.	Sections 3.3, 7.5 and 14.11. Sections 3.3, 7.5 and 14.11 are amended by the addition of the following sentence at the end of each:

“The information (including records, files, accounts, documents, papers, books, reports and other information) to be furnished to the Reinsurer by the Company include those set forth in Schedule I, as may be amended from time to time, attached hereto and incorporated herein.”

4.	Section 6.1. Section 6.1 of the Agreement is hereby amended to replace all references to “Schedule E” with “Amended and Restated Schedule E” dated January 1, 2008.

5.	Schedule E. Schedule E to the Agreement – Expense Allowances – is hereby deleted in its entirety and replaced by the attached “Amended and Restated Schedule E” dated January 1, 2008.

6.	Schedule I. Schedule I attached to this Amendment and made a part hereof is hereby made a part of the Agreement as a new Schedule I thereto.

7.	Ratification. Company and Reinsurer each hereby acknowledge and agree that, except as expressly amended or modified by this Amendment, the terms and provisions of the Agreement are ratified and confirmed and remain in full force and effect.

8.	Execution in Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile shall be effective as delivery of a manually executed counterpart of this Amendment.

9.	Severability. Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Amendment or affecting the validity or enforceability of such provision in any other jurisdiction.

10.	Amendments. This Amendment shall be subject to and may be entered into only upon receipt of any required regulatory approvals.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

GENWORTH LIFE AND ANNUITY INSURANCE COMPANY		UNION FIDELITY LIFE INSURANCE COMPANY

By:	/s/ Kelly Lee Groh	By:	/s/ Lakshman Shanmugam
Name:	Kelly Lee Groh	Name:	Lakshman Shanmugam
Title:	Sr. Vice President & CFO	Title:	Vice President & Chief Financial Officer
Date:	December 18, 2008	Date:	12/18/2008

AMENDED AND RESTATED SCHEDULE E

JANUARY 1, 2008

EXPENSE ALLOWANCE

The Expense Allowance will be calculated monthly and billed to Reinsurer in the next Monthly Settlement Report due to Reinsurer.

1. Expense Allowance Calculation. The Expense Allowance equals the Monthly Reinsured Contract Maintenance Reimbursement, calculated as follows:

Monthly Reinsured Contract Maintenance Reimbursement for any given month equals:

(Monthly Reinsured Contract Count for such month Multiplied by Policy Maintenance Factor) Divided by 12

Monthly Reinsured Contract Count for the above calculation shall be calculated as follows:

Beginning Monthly Count:	The number of Reinsured Contracts in effect on the first day of the applicable calendar month

Ending Monthly Count:	The number of Reinsured Contracts in effect on the last day of the applicable calendar month

Monthly Reinsured Contract Count:	(Beginning Monthly Count plus Ending Monthly Count) Divided by 2

2. Policy Maintenance Factor. The “Policy Maintenance Factor” in effect as of January 1, 2008, through December 31, 2008, is $16.74. Beginning on January 1, 2009, and thereafter on each anniversary of such date during the term of this Agreement, the Policy Maintenance Factor in effect for the following twelve-month period shall be adjusted to equal one hundred and two percent (102%) of the Policy Maintenance Factor in effect for the immediately preceding twelve-month period. (For example, the Policy Maintenance Factor in effect for the twelve-month period commencing on January 1, 2009, shall equal $17.07, or $16.74 Multiplied by 1.02, rounded to two decimal places.)

3. Charges for Special Projects. Special Projects are certain projects described below as “Additional Projects” or “Requested Projects” (together, “Special Projects”) eligible for payment by the Reinsurer pursuant to the Agreement. Costs and expenses for Additional Projects or Requested Projects shall be paid by the Reinsurer in accordance with the provisions set forth herein. The costs and expenses for ordinary course system maintenance and development projects are subsumed in the Expense Allowance referenced in Section 1, above, and accordingly, the costs and expenses for such items are not chargeable to the Reinsurer as a Special Project.

a. Additional Projects. “Additional Projects” are operational or technology changes required for the Reinsured Contracts to maintain legal and regulatory compliance with Applicable Law and the mandates of Governmental Authorities with jurisdiction. With respect to Additional Projects, Company shall provide to Reinsurer: (i) written documentation of the legal, regulatory or compliance requirement for which the operational or technology change is being made, and (ii) a good faith estimate of the associated costs and expenses for implementation of such operational or technology change. Costs and expenses for Additional Projects shall be billed to and paid by Reinsurer based upon the proportionate share of in-force Reinsured Contracts to the total number of in-force Company structured settlement immediate annuity contracts during the period when the charges are incurred. Costs and expenses for Additional Projects shall be directly billed to and paid by Reinsurer, in accordance with the provisions set forth herein, after such costs and expenses are incurred by Company, its Subsidiaries or Affiliates.

b. Requested Projects. “Requested Projects” are projects or changes pertaining to the Reinsured Contracts for which the Reinsurer makes a specific written request to Company and for which the parties reach a mutual written agreement with respect to costs and expenses. The full amount of costs and expenses for Requested Projects shall be directly billed to and paid by Reinsurer after such costs and expenses are incurred by Company; provided, however, if (a) Reinsurer’s requested project can be limited solely to the Reinsured Contracts and (b) Company expands the project to include policies other than the Reinsured Contracts then, in such instance, costs will be apportioned in the same manner as for an Additional Project.

4. Dispute Resolution. The parties shall (and shall cause their respective designated representatives to) negotiate in good faith to resolve all disagreements hereunder as promptly as practicable. Disputes which the parties are unable to resolve, if any, shall be resolved in accordance with the provisions of Article XIII of the Agreement. Pending resolution of the dispute, Reinsurer will pay the costs and expenses as outlined above. If the outcome of the dispute resolution process is a determination that: (i) the project does not constitute an Additional or Requested Project; or (ii) that Reinsurer’s proportionate share of costs and expenses was lower than the amount charged by Company, then Company shall, within thirty (30) days, reimburse Reinsurer, as applicable, for amounts already paid for the ineligible project or the differential in the costs and expenses previously paid by Reinsurer and the lower proportionate share of costs and expenses, and in either case, with interest at the rate set forth in Section 7.6 from the time of Reinsurer’s payment until the date of reimbursement. Further, notwithstanding the provisions of Section 13.4(f) of Article XIII of the Agreement, and with respect to an Additional or Requested Project only, the losing party in any arbitration shall pay the prevailing party’s attorney’s fees and costs.

SCHEDULE I

INFORMATION AND REPORTING

TO BE PROVIDED TO THE REINSURER

1. In General

Company shall provide Reinsurer with copies of its routine and/or ongoing evaluation of the Reinsured Contracts including information pertaining to customer service, operations and/or claims and including dashboards, scorecards and/or other metrics, as provided to Company’s management, at the same intervals, but in no event on less than a quarterly basis.

2. Legal/Litigation

a.	Provide Reinsurer with quarterly reports (in a format and with information reasonably requested by Reinsurer) of (1) litigation and (2) pre-litigation decisions, settlements and other actions relating to disputes and/or complaints, within one calendar month of the end of the period, as follows:

Data Through	Report Due
March 31	April 30

June 30	July 31

September 30	October 31

December 31	January 31

b.	Advise Reinsurer in writing within ten (10) business days of receipt by counsel for Company of written notice of any disputed claim (including, litigation, arbitration or any other formal proceeding) related to a Reinsured Contract or the Coinsurance Agreement which could create an exposure to the Reinsurer of $500,000 or more.

c.	As respects matters pertaining to a Reinsured Contract or the Coinsurance Agreement, promptly advise the Reinsurer in writing of any investigation or litigation the Reinsurer is required to report to GE according to the current GE reporting criteria, a copy of which shall be provided by the Reinsurer.

3. Exceptions Reporting

On a quarterly basis, Company shall prepare a report that contains information related to the following: (i) any decision to make a payment to a Policyholder where the payment is made outside of the terms and conditions of the Reinsured Contracts; and (ii) any extracontractual determinations that may create an economic liability for Reinsurer. By way of example, the reported information may include overpayments of benefits, administrative exceptions and policy reinstatements outside the terms and conditions of the Reinsured Contracts. Information to be sent to Reinsurer with the quarterly legal report.

THIS AMENDMENT NO. 1 (this “Amendment”), dated as of April 12, 2005, to the Coinsurance Agreement, dated as of April 15, 2004 (the “Agreement”), by and between GE LIFE AND ANNUITY ASSURANCE COMPANY, an insurance company organized under the laws of the Commonwealth of Virginia (the “Company”), and UNION FIDELITY LIFE INSURANCE COMPANY, an insurance company organized under the laws of the State of Illinois (the “Reinsurer”), is by and between the Company and the Reinsurer.

RECITALS

WHEREAS, the Company and the Reinsurer entered into the Agreement pursuant to which, effective January 1, 2004, the Company ceded structured settlement annuity contracts to the Reinsurer; and

WHEREAS, the structured settlement annuity contracts subject to reinsurance (defined in the Agreement and referred to herein as the “Reinsured Contracts”) were identified by policy form number set forth in Schedule A to the Agreement notwithstanding the fact that the Company’s valuation and administration systems do not record the policy form numbers of contracts; and

WHEREAS, the Company wishes to amend, in the manner set forth in this Amendment, the provisions of the Agreement describing the Reinsured Contracts to reference policy numbers identified in the Company’s APL Valuation System (rather than policy form numbers) to facilitate the administration of the Reinsured Contracts and the Reinsurer is willing to so amend the Agreement based on the representations and warranties of the Company regarding the Reinsured Contracts made herein; and

WHEREAS, General Electric Company, General Electric Capital Corporation, GEI, Inc., GE Financial Assurance Holdings, Inc. and Genworth Financial Inc. are parties to that certain Master Agreement, dated as of May 24, 2004 (the “Master Agreement”), pursuant to which the parties thereto have agreed, inter alia, to waive their respective rights to seek punitive and similar damages against each other except as provided therein; and

WHEREAS, the Company and the Reinsurer wish to amend, in the manner set forth in this Amendment, the provision of the Agreement governing the parties’ waiver of their respective rights to seek punitive and similar damages against each other so that such provision is consistent with the corresponding provision set forth in the Master Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Company and the Reinsurer agree, effective as of the Inception Date, as follows:

ARTICLE I

AMENDMENTS

1.1	Amendment to Section 1.1.

Section 1.1 of the Agreement is hereby amended by inserting, immediately following the definition of “GAAP” and immediately preceding the definition of “Governmental Authority” the following definitions:

“GE” means the General Electric Company.

“GE Group” means GE and each Person (other than any member of the Genworth Group) that is an Affiliate of GE immediately after May 24, 2004.

“Genworth” means Genworth Financial, Inc.

“Genworth Group” means Genworth, each Subsidiary of Genworth immediately after May 24, 2004 and each other Person that is either controlled directly or indirectly by Genworth immediately after May 24, 2004.

Section 1.1 of the Agreement is hereby further amended by the deletion of the definition of “Reinsured Contracts” in its entirety and the substitution of the following definition in its place:

“Reinsured Contracts” means the structured settlements immediate annuity contracts issued by the Company and recorded in the Company’s APL Valuation System on or prior to December 3, 2003 or reinsured by the Company under reinsurance agreements in effect prior to January 1, 2004 and, in each case, identified on the CD-ROM labeled “Project Freedom – GELAAC Structured Settlement Annuities” delivered by the Company to the Reinsurer on the date hereof, which CD-ROM replaces Schedule A.

Section 1.1 of the Agreement is hereby further amended by inserting, immediately following the definition of “Termination Letter Agreement” and immediately preceding the definition of “Total SAP Ceded Reserves” the following definition:

“Third Party Claim” means the assertion of any claim or the commencement of any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, proceeding, or investigation, before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal, by any Person who is not a member of the GE Group or the Genworth Group.

1.2	Amendment to Section 13.1. Section 13.1(c) of the Agreement is hereby deleted in its entirety and the following Section 13.1(c) shall be substituted in its place:

(c)	In connection with any Dispute, the parties expressly waive and forego any right to (i) special, indirect, incidental, punitive, consequential, exemplary, statutorily-enhanced or similar damages in excess of compensatory damages (provided that liability for any such damages with respect to a Third Party Claim shall be considered direct damages), and (ii) trial by jury.

1.3	Amendment to Schedule A. Schedule A attached to the Agreement is hereby deleted in its entirety.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Reinsurer as follows:

2.1 Structured Settlement Annuities on APL Valuation System. The structured settlement annuity contracts identified in the APL Valuation System have been so identified since their date of issue and have been reported as such in all internal and external reporting done by the Company.

2.2 APL Valuation System as Basis for Financial Projections. The structured settlement annuity contracts identified in the APL Valuation System, adjusted for new sales and terminations, were the Reinsured Contracts utilized for the basis for financial projections provided to the Reinsurer and regulatory agencies in seeking approval of the Agreement.

2.3 Sampling of Structured Settlement Annuity Contracts on APL Valuation System.

An examination of the 40 largest contracts characterized as structured settlement annuity contracts in the APL Valuation System but not in the UAS Administration System indicates that (1) the liabilities created by those contracts are consistent with the liabilities common to all other Reinsured Contracts and (2) the characteristics of those contracts are consistent with the characteristics of the contracts intended to be reinsured to the Reinsurer pursuant to the Agreement.

ARTICLE III

MISCELLANEOUS

3.1 Headings. The headings contained in this Amendment are for reference purposes only and shall not affect the meaning or interpretation of this Amendment.

3.2 Confirmation of the Agreement. Except as amended by this Amendment, the Agreement remains in full force and effect, without modification or amendment.

3.3 Governing Law. This Amendment will be construed, performed and enforced in accordance with the laws of the State of Illinois without giving effect to its principles or rules of conflict of laws thereof to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

3.4 Counterparts. This Amendment may be executed by the parties hereto in any number of counterparts, and by each of the parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

UNION FIDELITY LIFE INSURANCE COMPANY

By:	/s/ Raymond E. DiDonna
Name:	Raymond E. DiDonna
Title:	President

GE LIFE AND ANNUITY ASSURANCE COMPANY

By:	/s/ Victor C. Moses
Name:	Victor C. Moses
Title:	Senior Vice President